NSAR ITEM 77O
July 1, 2003 - December 31, 2003
Van Kampen Real Estate Securities Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1       Amli Residential     Legg Mason  8,900        0.424%     8/07/03
              Properties Trust

    2     AvalonBay Communities Legg Mason  6,8000       0.247%     8/12/03

    3          La Quinta Inns    CIBC World  38,700       0.129%     11/25/03




Underwriters for #1
Morgan Stanley
Legg Mason Wood Walker

Underwriters for #2
Morgan Stanley & Co. Incorporated
Legg Mason Wood Walker Incorporated

Underwriters for #3
Morgan Stanley
Credit Lyonnais Securities (USA) Inc.
CIBC World Markets
Wells Fargo Van Kasper, LLC
JMP Securities LLC